Exhibit 99.1

Letter to Shareholders

July 29, 2015

Dear Fellow Shareholders,

So far in 2015, Actinium has made many strides to advance our drug candidates, Actimab-A and Iomab-B, in their clinical development and towards eventual commercial launch. I want to summarize for you our many accomplishments in 2015 thus far:

Key 2015 Achievements To-Date

•	Filed a provisional patent application for Infusion Administration of Iomab-B on June 24, 2015, enhancing the Company’s already extensive patent portfolio
•	Closed a $20 million financing in February and a $5 million financing in June that together greatly strengthened our balance sheet
•	Presented clinical data at the 2015 ASCO Annual Meeting that generated significant interest from the scientific community, which is helping the Actimab-A trial
•	Hosted a Key Opinion Leader event on May 12, 2015, focused on the potential role of Iomab-B in bone marrow transplants, further showcasing the strong support we enjoy from thought leaders
•	Formulated a partnership with a leading non-profit health organization, Aplastic Anemia & MDS International Foundation, on April 22, 2015, to present educational forums to patients and their families
•	Began dosing patients in the final Cohort 4 of the Actimab-A Phase 1 trial, following new Cohort 3 data that demonstrated the strong anti-leukemic effect, with no dose limiting toxicities observed
•	Continued to build our team, deepening our R&D capabilities
•	Requested a pre-IND meeting with the U.S. Food and Drug Administration

Rising Profile Within Science Community, Growing Team of World-Class Professionals

Actinium’s profile within the scientific community continues to grow, as demonstrated by the review of the initial patient outcomes from the ongoing Actimab-A Phase 1/2 clinical trials by oncology experts at the 2015 ASCO (American Society of Clinical Oncology) annual meeting on May 31, 2015, the Company’s sponsorship of the 9th Symposium on Targeted Alpha Therapy in Poland on May 19-21 and a Key Opinion Leaders event we hosted in New York in May of 2015.

Moreover, Actinium has enhanced its team, as evidenced by the addition of Jeng-Dar Yang, Ph.D., as Vice President of Pharmaceutical Development on May 13, 2015, and the earlier appointment of Dr. Roland Turck, MD, former President, Global Specialty Medicine, Bayer Healthcare, as Senior Board Advisor in February of 2015. These additions demonstrate the Company's commitment to building a team of experts that will enhance and accelerate the development, commercialization, and licensing potential of our highly differentiated clinical assets. Our ability to attract the highest caliber senior executives, each with more than 20 years of experience and prior success in the healthcare industry, also speaks to the potential of our technology platform and core Iomab-B and Actimab-A programs. This growing team of manufacturing and business executives strengthens our R&D and managerial capabilities, which, in turn, we believe will play a key role in ensuring that we begin to meet or exceed our goals going forward. We plan on adding selectively to the core leadership team as we build out our clinical development organization in anticipation of the upcoming Phase 2 trial for Actimab-A and the Phase 3 trial for Iomab-B.

Strengthening Our Balance Sheet

On the financial front, in February 2015, we strengthened our balance sheet with an offering of common shares and warrants that raised $20 million. Subsequently, we raised an additional $5 million in an equity issuance in June 2015 and our pro forma cash position at June 30th 2015 was approximately $27 million. We believe that we are now well positioned to maintain our research activities and enable the transformation of our company from a clinical trial perspective.

Meeting Challenges Quickly and Efficiently

While marked by significant success, 2015 has not been without its challenges. We would be the first to acknowledge that progress has been slower than anticipated and has not come without unforeseen challenges. I want to update you on how we have handled some of the hurdles we have encountered and on our plans to move forward.

We had originally expected interim Phase 2 data for Actimab-A to be available by ASH 2015 (American Society of Hematology), the event sponsored by the preeminent scientific society for blood cancer research, this coming December. That timeline appears unlikely at this point, as the completion of Phase 1 has taken longer than we initially anticipated, primarily reflecting slower than expected enrollments. We have since resolved this problem and are benefitting from renewed interest in the program from investigators due to the results in the third cohort.

We successfully completed the third cohort of AML (Acute Myeloid Leukemia) patients in our Phase 1/2 trial for Actimab-A in early 2015. In Cohort 3, patients received two doses of Actimab-A at 1.5 μCi/kg per dose compared to a lower dose of 1.0 μCi/kg that patients received in Cohort 2. Two out of three Actimab-A treated patients achieved complete remission in Cohort 3, with different degrees of hematological recovery (CRi). By comparison, in Cohort 2, one patient achieved CRi.

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Given the improved results we recorded at higher dosages of Actimab-A in Cohort 3, we were extremely optimistic as we began the enrollment process for Cohort 4 in March of this year. However, research staff turnover at two sites rendered them inactive for a period of time, which constrained the enrollment we needed to move on to Phase 2. We are in the process of activating more centers to facilitate patient enrollment. Baylor’s Charles A. Sammons Cancer Center, one of the largest oncology centers in the nation, treating over 55,000 cancer patients every year, and other top US cancer centers including the Memorial Sloan Kettering Cancer Center, the MD Anderson Cancer Center, the Fred Hutchinson Cancer Research Center, Johns Hopkins Medicine and the University of Pennsylvania Health System are among the clinical trial sites that support the ongoing enrollment in our Phase 1/2 study. We also expect to have Columbia University fully functioning as a trial site in the near future, having met their internal requirements. This is very important, as our principal investigator Dr. Joseph Jurcic is the Head of their Division of Hematological Malignancies. Moreover, with encouraging results observed as Phase 1 progresses, we anticipate strong support from this network as we enroll patients for Phase 2.

Regarding Iomab-B, we had initially anticipated that the Phase 3 trial would commence in the first half of 2015. Unfortunately, we encountered an unexpected manufacturing problem with scale-up – manufacturing in large quantities – that pushed the timeline back. Iomab-B is a biological product, which, as the name suggests, means that it is manufactured from biological sources that have a relatively short shelf life. As a result, the manufacturing scale-up can be challenging, especially for certain types of cell lines. Further complicating the issue was the significant (5X) difference in batch size required for Phase 3 versus Phase 2. The clinical batches for Phase 3 are manufactured in 500 liter bioreactors compared to the smaller liter bioreactors used to manufacture product for the Phase 1/2 trials. I am pleased to report that this issue has been resolved and that we have a process that can scale for commercial production. Moreover, we have also greatly increased our oversight of the manufacturing process and of the contractor. Further, we have generated valuable intellectual property, know-how and trade secrets that will further protect the Iomab-B process now at commercial scale. We are now moving ahead quickly to make up for lost time

Moving Iomab-B and Actimab-A Forward is Our Priority

With the Iomab-B manufacturing issue behind us, we are now in a position to produce sufficient quantities or batches of Iomab-B to make us eligible to move forward with the U.S. Food and Drug Administration (FDA). As many of you are aware, during the early development of a new drug, we are required to apply for and obtain the Investigational New Drug (IND) designation from the FDA. Earlier this month, we submitted a request for a pre-IND meeting for Iomab-B. Typically, the FDA will respond to a meeting request within 60 days of receiving an application. We have obtained a response consistent with that timeline and are optimistic that we will move through the meeting and application process successfully and obtain approval from the FDA that will allow us to move into the critical Phase 3 phase for Iomab-B.

As we begin the IND application process for Iomab-B and progress through Cohort 4 of Actimab-A patients, we have ramped up our business development efforts, with an eye towards finding suitable partners for both products to support their development and future commercial launch. We are in discussions with a number of large pharmaceutical companies. Although it is still early in this process, we are encouraged by the conversations underway, as feedback has been positive. We are also actively pursuing potential licensing opportunities for both products and our platform technology to support further clinical development across multiple indications in cancer. We continue to explore all options actively.

Our chief goal is to bring Iomab-B to market across multiple indications and to establish the clinical validity of Actimab-A for the treatment of AML in the near-term. We would like to realize these goals sooner rather than later, but we will not compromise on quality as we seek to build an advanced, world-class oncology company that can address the challenges of many types of cancers. We are confident that our technologies can provide us with many potentially first-in-class drugs to address unmet medical needs.

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If there was one good thing that came out of the issues we have encountered in recent months, it is that we feel we are now better equipped to deal with other enrollment or manufacturing problems that might arise in the future. Our entire team is now more experienced, stronger and completely focused on meeting our corporate objectives. We also understand the need to, whenever possible, make up for the time that we’ve lost.

As the Actinium story improves, we will step up our investor relations efforts with road shows and institutional and retail outreach programs. We plan to manage an active communications campaign for the purpose of increasing our exposure within the investment community, including potentially hosting an Investor Day down the road.

We wish to thank you, our shareholders, for your continued support. Given the significant medical need potentially addressed by Iomab-B for bone marrow transplants and Actimab-A initially in newly diagnosed secondary AML patients. We believe that we are on the verge of transformation from a clinical program perspective and that within twelve months the company will have Actimab-A in a Phase 2 trial and Iomab-B in a Phase 3 trial. We remain confident about the potential value of both products as we advance both programs closer to commercialization.

We look forward to updating you on our continued progress.

Sincerely,

Kaushik J. Dave, President and CEO

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains "forward-looking statements." These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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